Exhibit 99.1

Corporate

Investor Relations

Conceptus

Lippert/Heilshorn & Associates

Gregory Lichtwardt, CFO

Kim Sutton Golodetz

(650) 962-4039

(212) 838-3777

glichtwardt@conceptus.com	kgolodetz@lhai.com

Bruce Voss
(310) 691-7100
bvoss@lhai.com

Media
Conceptus
Public Relations
(650) 962-4126
publicrelations@conceptus.com

CONCEPTUS APPOINTS JOHN L. BISHOP TO BOARD OF DIRECTORS

MOUNTAIN VIEW, Calif. (February 26, 2009) — Conceptus, Inc. (Nasdaq: CPTS), developer of the Essure® procedure, the first and only proven non-incisional permanent birth control method available, today announced that it has appointed John Bishop, 64, to its Board of Directors, effective February 24, 2009.  With the addition of Mr. Bishop, the size of Conceptus’ board is increased to seven.  Mr. Bishop is chief executive officer of Cepheid, Inc., a leading molecular diagnostics company based in Sunnyvale, Calif.

“John Bishop is a proven leader and Conceptus is privileged to have him join our board,” stated Mark Sieczkarek, CEO of Conceptus.  “In addition to more than 25 years of leadership experience at cutting edge companies, John has a history of developing innovative technologies and commercializing them around the globe. We know this expertise will benefit Conceptus as we continue to lead the way in making hysteroscopic sterilization the global standard of care.”

Mr. Bishop joined Cepheid as chief executive officer in 2002.  Prior to this, he served as chief executive officer of Vysis, a genomic disease management company from 1996 to March 2002, and as president and a director from 1993 to 2002. From 1991 until November 1993, Mr. Bishop was chairman and chief executive officer of MicroProbe Corporation, a biotechnology company and, from 1987 until 1991, of Source Scientific Systems, a biomedical instrument manufacturing company.  He began his career at American Hospital Supply Company in 1968 and held various management positions of increasing responsibility both in the U.S. and overseas.

“Conceptus and the Essure procedure are changing the standards for women seeking permanent birth control and I am very pleased to have the opportunity to contribute my

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expertise and experience in the development and marketing of medical instruments and technology to the Company’s continued success and growth,” said Mr. Bishop.

Mr. Bishop holds a BS degree from the University of Miami. He is also a member of the Board of the Biotechnology Industry Organization (BIO) and the BIO Health Section Governing Board.

About the Essure® Procedure

The Essure procedure is a permanent birth control method that can be done in the comfort of a physician’s office in about 13 minutes (average hysteroscopic procedure time) without hormones, cutting, burning or the risks associated with general anesthesia or tubal ligation. Small, flexible micro-inserts are placed in the woman’s fallopian tubes through the cervix without incisions. Over the next three months, the body forms a natural barrier around the micro-inserts to prevent sperm from reaching the egg. Essure is 99.8 percent effective (based on four years of follow-up) with zero pregnancies reported in clinical trials.

Three months after the Essure procedure, a doctor performs an Essure Confirmation Test to confirm that the fallopian tubes are fully blocked and that the patient can rely on Essure for permanent birth control with full confidence. Essure was FDA approved in 2002 and more than 250,000 women worldwide have undergone the Essure procedure.

Essure and Conceptus® are registered trademarks of Conceptus Inc.

About Conceptus, Inc.

Conceptus, Inc. (NASDAQ: CPTS), is a leader in the design, development and marketing of innovative women’s healthcare. The Mountain View, Calif.-based company manufactures and markets Essure permanent birth control. The Essure procedure is available in the United States, Europe, Australia, New Zealand, Canada, Mexico, Central and South America and the Middle East.

Please visit www.essure.com for more information on the Essure procedure.  Patients may call the Essure Information Center at 1-877-ESSURE-1 with questions or to find a physician in their area. Information about Conceptus is available at www.conceptus.com.

©2008.  All rights reserved.  Conceptus and Essure are registered trademarks and your Family is Complete your Choice is Clear is a service mark of Conceptus Inc.